As filed with the Securities and Exchange Commission on June 13, 2025

Registration No. 333-262589

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 9

to

Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Starwood Real Estate Income Trust, Inc.

(Exact Name of Registrant as Specified in Governing Instruments)

2340 Collins Avenue

Miami Beach, FL 33139

(305) 695-5500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Starwood REIT Advisors, L.L.C.

Barry S. Sternlicht

2340 Collins Avenue

Miami Beach, FL 33139

(305) 695-5500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

Jason W. Goode

Lindsey L. G. Magaro

Alston & Bird LLP

1201 W. Peachtree Street NW

Atlanta, GA 30309

(404) 881-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☒ Registration No. 333-262589

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 9 to the Registration Statement on Form S-11 (No. 333-262589) is filed pursuant to Rule 462(d) solely to add exhibits not previously filed with respect to such Registration Statement.

PART II

Information Not Required in the Prospectus

Item 36. Financial Statements and Exhibits.

2. Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description

23.1*	Consent of Deloitte & Touche LLP

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, D.C. on June 13, 2025.

Starwood Real Estate Income Trust, Inc.

By:	/s/ Sean Harris
Sean Harris
Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-11 Registration Statement has been signed by the following persons in the following capacities on June 13, 2025.

Signature	Title

/s/ Sean Harris	Chief Executive Officer, President and Director (principal executive officer)
Sean Harris

/s/ Joseph Nieto	Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)
Joseph Nieto

*	Chairman of the Board
Barry S. Sternlicht

*	Director
Jonathan Pollack

*	Director
Andres Panza

*	Director
Austin Nowlin

*	Independent Director
Richard D. Bronson

*	Independent Director
David B. Henry

*	Independent Director
Robin Josephs

*	Independent Director
Peggy Lamb

*	Independent Director
Dale Anne Reiss

*	Independent Director
James E. Walker

*By:	/s/ Matthew S. Guttin
Matthew S. Guttin
Attorney-in-fact